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                                                                  Exhibit 10.10


                                   AGREEMENT

         THIS AGREEMENT (this "Agreement") is made effective as of the 1st day of January, 1999 by and between AmeriVision Communications, Inc., an Oklahoma corporation (the "Buyer"), and VisionQuest Marketing Services, Inc., an Oklahoma corporation (the "Seller").

                                    RECITALS

         Seller owns and operates four telemarketing centers (collectively, the "Telemarketing Centers"), one of which is known as the Tahlequah Center ("Tahlequah" or the "Tahlequah Center"). Seller wishes to sell the Tahlequah Center to Buyer and to retain the right to use up to fifty percent of its telemarketing capacity through February 28, 1999, and Buyer wishes to buy Tahlequah and permit Seller to use such telemarketing capacity, all on the terms and conditions set forth herein.

         In order to facilitate the orderly transfer of the Tahlequah Center from Seller to Buyer, the parties wish to provide for a two month Period (as further defined below) during which Period Seller will manage the operations of the Tahlequah Center for the mutual benefit of Buyer and Seller, and Buyer and Seller will split evenly the telemarketing capacity of the Tahlequah Center and split (prorated by the amount of telemarketing time used) all costs of operation and ownership of the Tahlequah Center.

                                   AGREEMENT

         NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:


ARTICLE 1:   SALE AND PURCHASE

         1.1 Tahlequah Assets. Subject to the terms and conditions hereof, Seller shall grant, convey, sell, assign, transfer and deliver to Buyer on the Closing Date (as hereinafter defined) all interests of Seller in all properties, assets and interests, real and personal, tangible and intangible, of every type and description, and used or held for use solely in the business and operations of the Tahlequah Center (collectively, the "Tahlequah Assets"), which shall include:

                  (a) Tangible Personal Property. All interests of Seller as of the date of this Agreement in all equipment, telephones, voicemail systems, PBXs, switches, routers, dialers, ACDs, LANs, servers, workstations, CTIs, IVRs, furniture, fixtures, office materials and


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supplies, and other tangible personal property of every kind and description, used or held for use, owned or leased, in connection with the business or operation of Tahlequah.

                  (b) Tahlequah Contracts. All contracts and agreements of Seller used or held for use in connection with the equipment, business or operation of Tahlequah, other than contracts and agreements solely for the sale of telemarketing service by Seller. Seller shall have no liability to EIS in regards to any contract with EIS and Buyer indemnifies Seller with regard to any such liabilities to EIS existing post-Closing.

                  (c) Files and Records. All files, logs, reports and other records or information that relate to the business or operation of the Tahlequah Center other than contracts and agreements solely for the sale of telemarketing service by Seller.

         Each of the foregoing items shall be part of the Tahlequah Assets together with any other such item acquired by Seller in the business or operation of the Tahlequah Center between the date hereof and the Closing Date, and shall be sold and conveyed to Buyer free and clear of all liens, security interests, pledges, restrictions, prior assignments, claims and encumbrances of any kind or type whatsoever (other than any restrictions set forth in the existing contract with EIS) (collectively, "Liens").

         Notwithstanding the foregoing in this Section, the Tahlequah Assets shall not include the "VisionQuest" name or any trade or service mark related thereto.

         1.2 Training by Seller. Seller agrees to provide such training and to make available such personnel to Buyer and Buyers' management and MIS personnel (up to a maximum of five man-days) as is requested by Buyer to assist it to be able proficiently to operate the Tahlequah Center after the Closing Date, provided, however, that such training shall be provided by February 15, 1999.

         1.3 Liabilities Retained by Seller. Except as explicitly set forth to the contrary herein, Buyer shall not assume or be liable for any obligation or liability arising from the pre-Closing operation of the Tahlequah Center or any other pre-closing liability or obligation of Seller (the "Retained Liabilities"). The Retained Liabilities shall include, without limitation: (i) any liability or obligation of Seller arising out of or relating to any contract, lease agreement or instrument not explicitly assumed hereunder; (ii) any liability or obligation of Seller owing to any present (as of the Closing
Date) or former Tahlequah employee (whether or not hired by Buyer following Closing) or arising out of or relating to any employee benefit plan or otherwise relating to employment; (iii) any liability or obligation of Seller arising out of or relating to any litigation, proceeding or claim (whether or not such litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing Date); (iv) any other liabilities, obligations, debts or commitments of Seller; and (v) any claims asserted against the Tahlequah Center or any of the Tahlequah Assets relating to any event (whether act or



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omission) prior to the Closing Date, including without limitation, the payment of all taxes. Seller shall retain and shall hereafter pay, satisfy, discharge, perform and fulfill all Retained Liabilities as they become due, without any charge or cost to Buyer.

         1.4 Consideration. The consideration to be transferred from Buyer to Seller for the Tahlequah Assets will be: (a) One Million Ninety-Nine Thousand Eight Hundred Fifty (1,099,850) shares of Seller's common stock having $0.001 per share par value as further described below (the "Transferred Stock"); and
(b) cancellation and release of all amounts remaining due under that certain promissory note with Seller as Maker in favor of Buyer as Payee (the "Note") dated December 31, 1997 with an outstanding balance of $520,000 as of the date hereof.

         1.5 Adjustments. Except as explicitly set forth to the contrary herein, the operation of the Tahlequah Center and the income and normal operating expenses attributable thereto through the day preceding the Closing Date (the "Adjustment Date") shall be for the account of Seller and thereafter for the account of Buyer, and, if any income or expense is properly allocable or credited, then it shall be allocated, charged or prorated accordingly. Expenses for goods or services received both before and after the Adjustment Date, power and utilities charges, frequency discounts, rents and similar prepaid and deferred items shall be prorated between Seller and Buyer as of the Adjustment Date in accordance with generally accepted accounting principles. All special assessments and similar charges or liens imposed against the property leased for the Tahlequah Center and tangible personal property in respect of any period of time through the Adjustment Date, whether payable in installments or otherwise, shall be the responsibility of Seller, and amounts payable with respect to such special assessments, charges or liens in respect of any period of time after the Adjustment Date shall be the responsibility of Buyer, and such charges shall be adjusted accordingly. To the extent that any of the foregoing prorations and adjustments cannot be determined as of the Closing Date, Buyer and Seller shall conduct a final accounting and make any further payments and adjustments that are necessary, as required on a date mutually agreed upon, within sixty (60) days after the Closing.

         1.6 Mutual Releases. As part of the consideration for the transactions contemplated in this Agreement, Buyer and Seller agree mutually to resolve, adjust and release all existing and potential claims, disputes, causes of action, obligations, liabilities, inter-company receivables or other accounts in existence between them as of the Adjustment Date, other than work in progress under existing agreements, and to execute appropriate release agreements to accomplish the same.

         1.7 Closing. The consummation of the sale and purchase provided for in this Agreement (the "Closing") shall take place on or before January 1, 1999 at Buyer's offices (the "Closing Date").



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         1.8 Period. During the period between the Closing Date and February
28, 1999 (the "Period"), Seller and Buyer agree as follows:

                  (a) Employees. During the Period, the employees at the Tahlequah Center as of the Closing Date shall remain, together with any additional employees hired during the Period, Seller's employees, and, subject to Section 1.8(c), all expenses and liabilities relating to such employees attributable to employment during the Period, including without limitation for salaries and state and federal taxes, shall be the responsibility of Seller. During the Period, Seller shall also be responsible for the staffing of the Tahlequah Center and shall use its best efforts to keep the Tahlequah Center fully staffed, consistent with past practice, industry standards and the Tahlequah Center's full operating capacity, provided, however, that such staffing shall be done at rates and on terms consistent with good business practice, an appropriate anti-nepotism policy and the long-term best interests of the Tahlequah Center. Buyer shall have the right in good faith to request the hiring of any person as an employee at the Tahlequah Center and to request the dismissal of any existing employee at the Tahlequah Center for any appropriate reason, but Seller shall have the final authority regarding such request for the duration of the Period.

                  (b) Conclusion of Period. At the conclusion of the Period:
(i) all employees of the Tahlequah Center shall become the employees of Buyer, and Seller shall have no liability for amounts owing to or with respect to such employees for employment at Tahlequah after the Period; and (ii) Seller will not, during 1999, whether on its own behalf or on behalf of another person, corporation or other entity, directly or indirectly solicit or induce, or to attempt to solicit or induce, any employee of Buyer or of the Tahlequah Center to leave Buyer or the Tahlequah Center for any reason whatsoever, or hire any person who then is, or was during or prior to the Period, an employee of Buyer.

                  (c) Expenses. All out of pocket expenses attributable to the operation of the Tahlelquah Center during the Period (exclusive of Retained Liabilities), including without limitation relating to employees, utilities, rent and supplies (but excluding overhead of Buyer or Seller, any amount paid to any affiliate, officer, director or shareholder of Buyer or Seller, or to any affiliate or relative of either, any interest expense, trade expense, reimbursed expense, capital expense, depreciation or amortization or other expense incurred by Buyer or Seller other than specifically relating to the actual operation of the Tahlequah Center), shall be split by the Buyer and Seller pro rata according to the relative amount of telemarketing services used at the Tahlequah Center by each of Buyer and Seller. Any amounts due to Buyer or Seller for such expenses shall be paid within ten days of invoice therefor and may be offset against other amounts owing pursuant to this paragraph to avoid duplicative payments.

                  (d) Joint Management. During the Period, Seller shall, through a manager resident at the Tahlequah Center, manage the Tahlequah Center with the assistance of, and in consultation with, the assistant manager, who shall be appointed by Buyer and who shall also



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be resident at the Tahlequah Center. Seller and Buyer shall use their best efforts, and shall direct the manager and assistant manager respectively to cooperate in the management and operation of the Tahlequah Center. Notwithstanding the provisions of Section 1.8(a) hereof regarding employees, Buyer's assistant manager shall be employed by, and on the payroll of, Buyer.

                  (e) Division of Telemarketing Capacity at the Tahlequah Center. During the Period, each of Seller and Buyer shall be entitled to use up to fifty percent (50%) of the telemarketing capacity of the Tahlequah Center, and shall make available to the other any unused portion of such capacity. Buyer and Seller shall ensure in good faith that their respective manager will divide the employees of Tahlequah equitably and appropriately between telemarketing jobs of Buyer and Seller in a manner calculated to provide to each telemarketing services of high quality consistent with past and industry practice and in accordance with any confidentiality requirements.

                  (f) Confidentiality. The parties acknowledge and agree that certain information, including without limitation procedures, strategies, scripts and orders, may be highly confidential or proprietary, and that agreements or information relating to any of the foregoing may require that confidentiality be strictly maintained. Accordingly, Buyer and Seller shall take such measures as are reasonable and appropriate to protect such information. Such measures may include, without limitation: segregating the employees and management of the Tahlequah Center from such information, requiring the execution of confidentiality agreements, and restricting access to the computer systems of the Tahlequah Center by password.

                  (g) Cooperation. The parties acknowledge and agree that joint operation of the Tahlequah Center during the Period may result in competing demands, including on the capacity of the equipment used for telemarketing and the time and loyalty of the employees. Notwithstanding this potential, Buyer and Seller agree to cooperate in good faith to resolve any such difficulties and to make every reasonable effort to ensure the efficient and effective operation of the Tahlequah Center for the mutual benefit of Buyer and Seller consistent with past and industry practice.

         1.9 Call Option. At any time during the period commencing on the date nine (9) months following the Closing Date and ending on the first anniversary of the Closing Date the Seller may by written notice to the Buyer exercise an option (the "Call Option") to acquire the Tahlequah Assets in consideration of one dollar ($1.00) and assumption of all obligations (i) arising subsequent to the Call Option Closing Date (defined below) under contracts and agreements used or held for use in connection with the equipment, business or operation of Tahlequah, and (ii) under the real estate lease for the Tahlequah Center. In connection with any such exercise of the Call Option, at the closing (the "Call Option Closing Date") (x) all employees of the Tahlequah Center (other than any employees of Buyer which were not



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employees of the Seller prior to the Closing Date and which are designated as retained employees by Buyer at or prior to the Call Option Closing Date) shall become employees of the Seller, (y) Seller shall execute and deliver an instrument or instruments of assumption substantially in the form delivered by Buyer on the Closing Date, and (z) Buyer shall execute and deliver a bill of sale and other documents of transfer with respect to the Tahlequah Assets substantially in the form delivered by the Seller on the Closing Date. The Call Option Closing Date shall unless otherwise agreed by the parties be the date ten (10) days after delivery of the notice of exercise of the Call Option. Closing adjustments and other closing matters shall be dealt with substantially in accordance with the Closing.


ARTICLE 2:   REPRESENTATIONS AND WARRANTIES

             Each party or the party identified represents, warrants and covenants to the other as follows:

         2.1 Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. It has the requisite power and authority to own and operate the Tahlequah Center, to carry on the Tahlequah Center's business as now conducted, and to execute and deliver this Agreement and any other agreements and instruments to be executed and delivered by it pursuant hereto, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

         2.2 Authority. The execution, delivery and performance of this Agreement and any other agreements and instruments to be executed and delivered by it pursuant hereto have been duly authorized and approved by all necessary corporate action and do not require any further authorization or consent by such company or its shareholders. This Agreement is, and any other agreements and instruments to be executed and delivered by it pursuant hereto when executed and delivered by it will be its legal, valid and binding agreement enforceable in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).


ARTICLE 3:   ITEMS TO BE DELIVERED AT THE CLOSING; CONDITIONS TO CLOSING.

         3.1 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer duly executed by Seller or such other signatory as may be required by the nature of the document:



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                  (a) bills of sale, certificates of title, endorsements,
assignments, general warranty deeds and other good and sufficient instruments of sale, conveyance, transfer and assignment, in form and substance satisfactory to Buyer, sufficient to sell, convey, transfer and assign the Tahlequah Assets to Buyer free and clear of Liens and to quiet Buyer's title thereto;

                  (b) certified copies of resolutions, duly adopted by the board of directors and shareholders of Seller, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby;

                  (c) a complete release of all claims, causes of action and liabilities of Buyer to Seller, other than those assumed, preserved or otherwise retained by Buyer hereunder, in form and substance satisfactory to Buyer; and

                  (d) the certificate referred to in Section 3.3

         3.2 Deliveries by Buyer. At the Closing, Buyer shall deliver to
Seller:

                  (a) the Transferred Stock;

                  (b) an instrument or instruments of assumption;

                  (c) certified copies of resolutions, duly adopted by the Board of Directors of Buyer, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby;

                  (d) all certificates evidencing the Transferred Stock, together with such assignments and other good and sufficient instruments of sale, conveyance, transfer and assignment sufficient to sell, convey, transfer and assign the Transferred Stock to Seller;

                  (e) a complete release of all claims, causes of action and liabilities of Seller to Buyer, other than those assumed, preserved or otherwise retained by Seller hereunder, in form and substance satisfactory to Seller; and

                  (f) the certificate referred to in Section 3.3.

         3.3 Representations, Warranties and Covenants. Each of the representations and warranties of each party contained in this Agreement shall have been true and correct as of the date when made and shall be deemed to be made again on and as of the Closing Date and the last day of the Period and shall then be true and correct except to the extent changes are



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permitted or contemplated pursuant to this Agreement. Each party shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Each party shall have furnished the other party with a certificate, dated the Closing Date and duly executed by an officer of the party making the certificate authorized on behalf of such party to give such a certificate, to the effect that the conditions and deliveries set forth in this
Section 3 with respect to such party have been satisfied.


ARTICLE 4:  TERMINATION

         4.1 Termination. This Agreement may be terminated at any time prior to
Closing: (a) by the mutual consent of Seller and Buyer; (b) by Buyer, if on the Closing Date Seller has failed to satisfy any of the conditions or deliveries set forth in Section 3.1; (c) by Buyer if it is not in material breach hereunder and if Seller has failed to cure a material breach of any of its representations, warranties or covenants under this Agreement within fifteen
(15) calendar days after Seller receives notice from Buyer of such breach; (d) by Seller, if on the Closing Date Buyer has failed to satisfy any of the conditions or deliveries set forth in Section 3.2; or (e) by Seller if it is not in material breach hereunder and if Buyer has failed to cure a material breach of any of its representations, warranties or covenants under this Agreement within fifteen (15) calendar days after Buyer receives notice from Seller of such breach. A termination pursuant to this Section 4.1 shall not relieve any party of any liability it would otherwise have for a breach of this Agreement.


ARTICLE 5:  GENERAL PROVISIONS

         5.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective representatives, successors and assigns. Seller may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of Buyer, and any such attempted assignment or delegation without such consent shall be void.

         5.2 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly made and received when personally served or when delivered by recognized overnight courier service, expenses prepaid, addressed as set forth on the signature page hereto. Any party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section providing for the giving of notice.



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         5.3 Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without giving effect to principles of conflicts of laws.

         5.4 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and supersedes all prior agreements, understandings, inducements or conditions, express or implied, oral or written, relating to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.

         5.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

         5.6 Time of Essence. Time is of the essence hereunder.


                            [SIGNATURE PAGE FOLLOWS]




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                          SIGNATURE PAGE TO AGREEMENT

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

BUYER:                              AMERIVISION COMMUNICATIONS, INC.

                                    By: /s/ Stephen D. Halliday
                                        ---------------------------------------
                                        Name:    Stephen D. Halliday
                                        Title:   President/CEO

                                    Address:
                                        5900 Mosteller Drive
                                        Suite 1850
                                        Oklahoma City, OK 73112


SELLER:                             VISIONQUEST MARKETING SERVICES, INC.


                                    By: /s/ Shawn Rohrer
                                        ---------------------------------------
                                        Name:    Shawn Rohrer
                                        Title:   President/CEO


                                    Address:
                                        5600 North May Avenue
                                        Suite 350
                                        Oklahoma City, OK 73104




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